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                                                               Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 17, 2006, except for the second and third paragraphs of Note 15, as to which the date is April 18, 2006, with respect to the consolidated balance sheet of Delek US Holdings, Inc. as of December 31, 2005 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years ended December 31, 2003 and 2005, included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-131675) and related Prospectus of Delek US Holdings, Inc. for the registration of 11,500,000 shares of its common stock.


                                                /s/ Ernst & Young LLP

Nashville, Tennessee
April 28, 2006